Exhibit 21.1

Certain Subsidiaries as of January 31, 2022*

Name	Jurisdiction of Incorporation or Organization
ConnXus, Inc.	Delaware
Bellin GmbH	Germany
Bellin Treasury Alliance Ltd.	United Kingdom
Bellin Treasury International GmbH	Germany
Bellin Treasury Services Ltd.	Canada
Bellin Treasury Services USA, Inc.	Delaware
Coupa Colombia SAS	Colombia
Coupa Deutschland GmbH	Germany
Coupa K.K.	Japan
Coupa Operations, Inc.	Delaware
Coupa Operations, S de R.L. de C.V.	Mexico
Coupa Serviços Em Tecnologia Da Informação E Marketing Promocional Ltda.	Brazil
Coupa Software Australia Pty Ltd.	Australia
Coupa Software Canada Inc.	Canada
Coupa Software DMCC	United Arab Emirates
Coupa Software France	France
Coupa Software Godo Kaisha	Japan
Coupa Software India Private Limited	India
Coupa Software Proprietary Limited	South Africa
Coupa Software Sweden AB	Sweden
Coupa Software Switzerland AG	Switzerland
Coupa Software UK Limited	United Kingdom
Exari Norway AS	Norway
LLamasoft Europe Holdings Limited	United Kingdom
LLamasoft, Inc.	Delaware
LLamasoft K.K.	Japan
Much-Net GmbH	Germany
Opex Analytics, LLC	Illinois
Opex Analytics Private Ltd.	India
Pana Industries, Inc.	Delaware
Yapta, Inc.	Delaware

* Inclusion on the list above is not an admission that any of the above entities, individually or in the aggregate, constitutes a significant subsidiary within the meaning of Rule 1-02(w) of Regulation S-X and Item 601(b)(21)(ii) of Regulation S-K.